MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 28, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter 2005 Earnings Per Common Share of $0.20

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $18.9 million, or $0.20 per share of common stock, for the first quarter ended March 31, 2005. On April 1, 2005, MFA announced its first quarter dividend of $0.18 per share of common stock. The dividend will be paid on April 29, 2005 to stockholders of record as of April 12, 2005.

     Stewart Zimmerman, MFA Chairman of the Board, Chief Executive Officer and President, said, “Recent and anticipated increases in the fed funds rate are expected to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a further narrowing of spreads in 2005. We anticipate that spreads should rebound after this cycle of fed funds rate increases ends. In 2005, we believe that MFA’s earnings and dividends will be lower than in 2004 based on financial conditions, including higher interest rates and changes in the yield curve. Even in the current interest-rate environment, by focusing on high quality, higher coupon hybrid and adjustable-rate MBS assets, by not purchasing fixed-rate assets, and by utilizing less leverage than comparable companies, MFA continues to earn and pay dividends in excess of the yield currently available on ten-year Treasury notes.”

     Mr. Zimmerman continued, “At March 31, 2005, approximately 99% of our assets consisted of MBS guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s adjustable-rate and hybrid MBS was 4.40% as of March 31, 2005. Approximately 75% of the MBS in MFA’s portfolio have interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

     During the first quarter of 2005, the gross yield on MFA’s interest-earning assets was approximately 4.35%, while the net yield on interest-earning assets was reduced to 3.50%, primarily due to the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.50% and its 2.59% cost of funds, was 0.91% for the first quarter of 2005. MFA’s assets are primarily indexed to one-year Treasury rates and one-year LIBOR and, in the current low interest rate environment, MFA’s return on average common equity for the first quarter of 2005 was 10.7%. As of March 31, 2005, book value per common share was $7.37.

     MFA primarily invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that MFA’s assets have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In addition, ARM-MBS are expected to prepay over time at a higher rate than fixed-rate MBS. We believe that homeowners with adjustable-rate and hybrid mortgages are generally self-selected borrowers with shorter time horizons who are expected to exhibit more rapid housing turnover levels. In addition, we believe that prepayments on ARM-MBS accelerate significantly as the coupon reset date approaches. The prepayment speed on MFA’s MBS portfolio averaged 24.1% Constant Prepayment Rate (“CPR”) during the first quarter of 2005.

     MFA takes into account both coupon resets and expected prepayments when measuring sensitivity of its ARM-MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its ARM-MBS portfolio; and (b) the months remaining on its repurchase agreements applying the same projected prepayment rate and including the impact of interest rate swap agreements. Assuming prepayments were 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s ARM-MBS portfolio, as of March 31, 2005, was approximately 17 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately eight months, resulting in a Repricing Gap of approximately nine months. Assuming prepayment rates were to decline significantly to a prepayment rate as low as 15% CPR, the weighted average time to repricing or assumed prepayment, as of March 31, 2005, would extend to approximately 20 months and the average term remaining on repurchase agreements, including the impact of interest rate swaps, would remain at approximately eight months, resulting in an extension of the Repricing Gap to approximately 12 months. Based on historical results, MFA believes that utilizing a 25% CPR rather than a 15% CPR assumption provides a more realistic approximation of the Repricing Gap for MFA’s ARM-MBS portfolio over time.

     MFA finances the acquisition of its MBS primarily through borrowing in the form of repurchase agreements. At March 31, 2005, MFA’s debt-to-equity ratio was approximately 9.0x while its assets-to-equity ratio was approximately 10.1x.

     MFA seeks to generate income from investment on a leveraged basis in high-quality ARM-MBS and other assets. At March 31, 2005, MFA’s assets totaled approximately $7.1 billion.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     The Company will hold a conference call on Thursday, April 28, 2005, at 10:00 a.m. (New York City time), to discuss its first quarter 2005 financial results. The number to dial in order to listen to the conference call is (866) 835-8907 in the U.S. and Canada. International callers must dial (703) 639-1414. The replay will be available through Thursday, May 5, 2005, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 779920. The conference call will be webcast over the internet and can be accessed at http://www.mfa-reit.com on our Investor Relations page or http://www.ccbn.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Except Per Share Amounts)	March 31, 2005	December 31, 2004

	(Unaudited)
Assets:
Mortgage-backed securities	$6,936,124	$6,777,574
Cash and cash equivalents	77,547	68,341
Accrued interest receivable	27,407	26,428
Interest rate cap agreements	2,159	1,245

Swap agreements	2,703	321
Real estate held for investment	29,900	30,017

Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan	–	985
Prepaid and other assets	1,932	1,584

	$7,084,961	$6,913,684

Liabilities:
Repurchase agreements	$6,311,874	$6,113,032
Accrued interest payable	44,477	28,351
Mortgages payable on real estate	22,707	22,686

Dividends payable	–	18,170
Accrued expenses and other liabilities	2,766	2,611

	6,381,824	6,184,850

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative
redeemable; 5,000,000 shares authorized; 3,840,000 shares issued and outstanding at March 31, 2005 and December 31, 2004 ($96,000
aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000,000 shares authorized;
82,385,443 and 82,016,741 issued and outstanding at March 31,
2005 and December 31, 2004	824	820
Additional paid-in capital	783,526	780,406

Accumulated deficit	(489)	(17,330)
Accumulated other comprehensive loss	(80,762)	(35,100)

	703,137	728,834

	$7,084,961	$6,913,684

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,

	2005	2004

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$60,942	$40,066
Interest income on temporary cash investments	297	167

Total Interest Income	61,239	40,233

Interest Expense	39,766	16,141

Net Interest Income	21,473	24,092

Other Income:
Revenue from operations of real estate	1,033	1,002
Miscellaneous other income	12	162

Total Other Income	1,045	1,164

Operating and Other Expense:
Compensation and benefits	1,555	1,467
Real estate operating expense	699	709
Mortgage interest on real estate	424	426
Other general and administrative	959	749

Total Operating and Other Expense	3,637	3,351

Net Income	$18,881	$21,905

Less: Preferred Stock Dividends	2,040	–

Net Income Available to Common Stockholders	$16,841	$21,905

Earnings Per Share of Common Stock:
Earnings per share – basic	$0.20	$0.32
Weighted average shares outstanding – basic	82,243	68,910

Earnings per share – diluted	$0.20	$0.32
Weighted average shares outstanding – diluted	82,285	69,001